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                                                                    Exhibit 23.4


                                          July 5, 2000


Board of Directors
Graftech Inc.
11709 Madison Avenue
Lakewood, Ohio 44107


Gentlemen:

         I hereby consent to be named as a nominee to become director of Graftech Inc. in the registration statement filed by Graftech Inc. with the Securities and Exchange Commission relating to the initial public offering of common stock of Graftech Inc., in all amendments thereto and in all other filings under state or foreign securities laws or stock exchange or market rules relating to such offering. I also agree to serve as such a director if elected.

                                             Sincerely,


                                             /s/ Charles J. Queenan, Jr.
                                             ---------------------------
                                             Charles J. Queenan, Jr.